Exhibit 14.1

eFUNDS CORPORATION ETHICS POLICY
(as amended February 20, 2004)

I.     Introduction

eFunds Corporation and its subsidiaries (described in this policy as “eFunds” or the “Company”) are committed to conducting business in compliance with all domestic and foreign laws. Just as importantly, eFunds is committed to conducting its business in a way that is fair and ethical. This Ethics Policy is designed to assist the Company’s associates, agents and vendors in understanding both their obligations when conducting business on behalf of and with eFunds and the consequences of failing to comply with these obligations. This Ethics Policy shall be made publicly available by the Company and the senior officers of the Company shall certify their compliance with its provisions to the Audit Committee (the “Audit Committee”) of the Company’s Board of Directors on an annual basis.

II.     Scope

This Ethics Policy applies to all divisions and subsidiaries, domestic and foreign, of the Company and to all of their respective associates and to the members of the eFunds Board of Directors. For purposes of this Policy, a subsidiary is defined as any business entity in which eFunds owns, directly or indirectly, more than 50% of the outstanding voting stock or which is otherwise controlled, directly or indirectly, by eFunds Corporation. In some cases, the agents, subcontractors and vendors of or to the Company are also required to comply with this Ethics Policy. In all cases, eFunds expects that those persons and outside concerns with whom it does business will maintain the highest ethical standards.

III.     Responsibilities

Every person subject to this Ethics Policy must avoid involvement in activities known to be illegal or unethical and must have a practical working knowledge of the laws and regulations that affect his or her job responsibilities. Any questions regarding this requirement should be directed to a manager or the eFunds Law Department.

IV.     Violations of Ethics Policy

The consequences to eFunds of illegal or unethical conduct can be severe. Criminal prosecution of eFunds can lead to fines and terms of probation that can prevent eFunds from operating profitably. Being barred from participating in government contracts can interfere with both domestic and foreign operations. Harm to the reputation of eFunds can cause customers and suppliers to avoid future dealings with eFunds.

Associates who violate specific provisions of this Ethics Policy or are otherwise involved in illegal or unethical conduct are subject to disciplinary action, up to and including dismissal from employment for cause. Agents, subcontractors and vendors who are contractually obligated to comply with this Ethics Policy and who are involved in illegal or unethical conduct or who otherwise violate specific provisions of this Ethics Policy are subject to the termination of their contracts for material breach. In all cases, eFunds will avoid doing business in the future with individuals and outside concerns who are involved in illegal or unethical conduct or who otherwise conduct business in a way inconsistent with the specific provisions of this Ethics Policy. The approval of any waiver of the application of this Ethics Policy to a material departure from its provisions requires the approval of the Audit Committee and any waiver (whether or not material) of the application of this policy for an executive officer or director of the Company must be promptly disclosed to the Company’s stockholders.

V.     Reporting of Violations

eFunds is committed to maintaining an environment in which people feel free to report suspected instances of illegal or unethical conduct or possible violations of this Policy. Indeed, it is the obligation of every person subject to this Policy to report suspected violations of this Ethics Policy to eFunds management and to cooperate with any investigations related to suspected or possible violations. The intentional failure to report a suspected violation or a refusal to render reasonable cooperation with any such investigation is itself a violation of this Ethics Policy.

Persons who wish to report suspected violations of this Policy may do so by contacting their supervisor or manager or the General Counsel. eFunds will take reasonable precautions to protect the identity of any individual who reports suspected violations of this Policy. In addition, suspected violations may be reported on an anonymous basis by contacting the eFunds Hotline at (800) 358-0315.

Associates who in good faith report actions or inactions which they reasonably believe represent violations of this Ethics Policy will not be subject to disciplinary or retaliatory action for doing so. Further, no disciplinary or retaliatory action will be taken against any individual because of their assistance with or participation in any investigation of a suspected violation. This prohibition on disciplinary or retaliatory action does not preclude the Company from disciplining an associate involved in improper activity, even if the associate is the person who first disclosed the matter to eFunds and the associate cooperates with any related investigation. Favorable consideration will, however, normally be given to any person making a disclosure or cooperating with any investigation when determining the level of disciplinary or other action that is appropriate under the circumstances. Further, the prohibition on disciplinary or retaliatory action does not preclude the Company from disciplining associates for reasons unrelated to their reporting of suspected or actual violations of this Policy.

VI.     eFunds Books and Records

It is essential that the books and records of eFunds accurately reflect its actual business operations and that its financial statements fairly present, in all material respects, the Company’s financial condition and results of operations. Creating, maintaining or concealing any knowingly false statement of any kind in the books and records of eFunds is prohibited. The making of any intentionally misleading statement of a material fact, or the intentional omission of a material fact required to make any statement made not misleading, in any communication to the Company’s financial staff, its Board of Directors (including any committee thereof) or its external auditors or to a governmental entity is prohibited and may also be a criminal act. Intentionally establishing, maintaining or concealing any unrecorded fund or asset of eFunds or willfully making financial entries that do not accurately reflect the transactions of eFunds is also prohibited.

It is a violation of this Policy to knowingly execute any contract on behalf of the Company that does not accurately reflect the transactions subject thereto or to intentionally conceal any ancillary documentation, understanding or arrangement that results in the provisions contained within any contract not being fairly reflective of the entirety of the related business arrangement.

Senior members of the finance staff and other individuals selected by the Chief Executive Officer, the Chief Financial Officer or the General Counsel are required to periodically execute and deliver certificates to support the certifications required from the Chief Executive Officer and the Chief Financial Officer in connection with filings by the Company with the Securities and Exchange Commission. The Company’s Chief Executive Officer, Chief Financial Officer, Controller and other individuals selected by the Chief Executive or Chief Financial Officer are required to provide the Audit Committee with annual certifications of compliance with this Policy. It is a violation of this Policy to refuse to provide a required supporting certificate or to knowingly provide a certificate that is false or misleading in any material respect.

The Company is committed to full, fair, accurate, timely and understandable disclosure in reports and documents that the Company files with, or submits to, the Securities and Exchange Commission and in its other public communications. It is a violation of this Ethics Policy to take actions intended to circumvent this commitment.

VII.     Use of eFunds Resources

Company funds must be used exclusively for the benefit of eFunds and its operations. Making or concealing any payment of Company funds to an unidentified or knowingly fictitious source is prohibited.

eFunds assets, including its software, computers, communication and copying equipment and office supplies may not be used for anything other than eFunds business except for incidental personal use while working on Company premises that does not result in significant costs to the Company, interfere with the performance of job responsibilities or otherwise violate Company policies. Persons subject to this Ethics Policy shall not use software or any other intellectual property of third parties or outside concerns in the course of their employment without a proper license or legal right to do so.

VIII.     Use of eFunds Information

Persons subject to this Ethics Policy shall not disclose confidential Company information to third parties without proper authority. This prohibition includes disclosure of the confidential information of others that eFunds has obtained under circumstances that obligate eFunds not to further disclose such information and personal information collected on individuals by the Company in the course of its business. Persons subject to this Ethics Policy shall not seek or accept from any third party information to which eFunds is not legitimately entitled, including information related to any governmental procurement in which eFunds is or may be involved in the future.

In addition, persons subject to this policy may not buy or sell stock or securities, or direct others to do so, if they have material nonpublic information affecting such stock or securities obtained as a result of their employment or other relationship with eFunds and are responsible for determining whether transactions involving eFunds stock or securities are permissible prior to making them.

As a condition of employment at eFunds, all associates must sign a confidentiality agreement. The provisions of this Policy are in addition to, and in no way restrict or limit, the obligations of associates under their associate confidentiality agreement. The form of confidentiality agreement may be amended from time to time, and associates may be required to sign a new agreement at any time.

IX.     Fair Competition

Entering into any agreement, whether written or oral, with any competitor to reduce or to eliminate competition where prohibited by law is also a violation of this Ethics Policy. This includes fixing prices, colluding with other bidders or offerors for any customer or contract, improperly allocating customers or territories, boycotting particular suppliers or customers, restricting production and any other noncompetitive activities prohibited by law.

No agreements shall be made to restrict the setting of prices by resellers of eFunds products or to condition the sale of a unique or highly desirable product or service of eFunds on the purchase of a second product or service. Discussions with competitors on such matters as price or other terms of sale, costs, inventories, product plans, market surveys, or any other confidential or proprietary information shall be avoided. If a competitor initiates a discussion on any prohibited topics, the matter should be reported immediately to the eFunds Law Department.

X.     Conflicts of Interest

Persons subject to this Ethics Policy are prohibited from having personal, business, or financial interests that are incompatible with their responsibilities of loyalty to eFunds or which make it difficult for them to perform their duties on behalf of the Company objectively and effectively. Any transaction involving the Company in which an eFunds associate has a material interest must be approved in advance by the Chief Executive Officer after full disclosure of the interest of the relevant associate in the proposed transaction. Transactions in which an executive officer or a director of the Company has a material interest may also be subject to the prior approval of the Audit Committee in accordance with the charter of that Committee. For purposes of the foregoing, an associate will be deemed to have a material interest in a transaction if the associate serves as an associate, officer, director or consultant of or to the other party to the transaction or if the associate, collectively with the members of the associate’s immediate family, beneficially owns or has the right to acquire more than 1% of the outstanding equity interests of such other party. For purposes of this policy, the members of the immediate family of an associate include the associate’s spouse, children, stepchildren, grandchildren, parents, grandparents, aunts, uncles, nieces, nephews and siblings and the parents, children, stepchildren and siblings of the associate’s spouse.

Persons subject to this Ethics Policy shall not maintain a material interest in or relationship with any entity that competes directly with any business activity of eFunds unless disclosed in advance and approved by the Chief Executive Officer. The Company shall not employ any person who was formerly employed by its independent auditor in a position or capacity that gives rise to an impermissible conflict of interest for its independent auditor. No person subject to this Policy shall divert business opportunities belonging to eFunds to themselves or any third person or outside concern or otherwise improperly use the property or information of the Company or their position with the Company for personal gain.

No associate may directly or indirectly supervise any member of their immediate family or participate in any deliberations regarding the compensation, promotion, demotion, discipline or dismissal of any such family member.

Associates are also cautioned that romantic relationships between managers and subordinates are inappropriate, can raise a perception of a conflict of interest that may interfere with the effectiveness of both the manager and the subordinate and can lead to claims of sexual harassment, whether or not warranted. Accordingly, associates in a dating relationship should consider the prohibitions of this policy regarding the supervision of family members to apply to persons with whom they have a romantic relationship.

XI.     Gratuities, Gifts, and Bribery

Gifts or gratuities of any kind from eFunds representatives to representatives of a customer or prospective customer that are or could reasonably be considered to be large enough to significantly influence, or which are intended to significantly influence, their decision regarding whether or not to award business to eFunds are prohibited. No cash payments in any amount may be made for any such purpose. No cash payments, and no non-cash gifts or gratuities of any value in excess of applicable legal limits, may be given to state, local or federal associates. All agreements with distributors, dealers, agents, consultants or other third parties to whom a fee, commission or retainer is to be paid must be in writing and set forth the complete agreement of the parties with respect to any such payment.

Persons subject to this Ethics Policy may not receive cash payments from any eFunds vendor or prospective vendor. Any non-cash gifts or gratuities received by any such person from any actual or prospective vendor may not be so large that they significantly influence, or could reasonably be expected to significantly influence, the decision making of that person. Reimbursement of associate expenses by third persons or outside concerns in lieu of proper reimbursement by the Company for business meals, transportation or other similar activities is permitted.

The payment or receipt of gifts having a value of more than $500 per year to or from any one company must be approved in advance by the recipient’s or giver’s manager. Persons subject to this Ethics Policy who receive or have been offered questionable gratuities, gifts or payments, as well as any gifts, gratuities or payments in return for which the giver requests a specific action, must notify the General Counsel.

XII.     Foreign Corrupt Practices Act

United States companies and their foreign subsidiaries are prohibited from making unlawful or corrupt payments, directly or indirectly, to any person employed by, affiliated with, or representing any customer or governmental entity in order to obtain business, concessions, favorable treatment or rulings from that customer or governmental entity. All need for, and circumstances related to, payments made to foreign governmental officials or to foreign sales representatives must be fully documented in writing. Any non-routine payments should be reviewed and approved in advance by the General Counsel.

XIII.     Political Contributions

Company funds may not be contributed, directly or indirectly, to any political candidate or organization. Associates shall not be obligated to make contributions to any specific political candidates or any political, charitable, religious or other organizations as a condition of their employment.

XIV.     Employment Matters

Discrimination against any associate or prospective associate on the basis of race, color, creed, gender, national origin, age, handicap, sexual orientation or veteran’s status in recruitment, hiring, placement, promotion, transfer, compensation, benefits or training is absolutely prohibited. Discrimination against any person in his or her dealings with eFunds, or the making of disparaging comments or criticisms, on the basis of race, color, creed, gender, national origin, age, handicap, sexual orientation or veteran’s status are also contrary to this Ethics Policy. Sexual or other harassment of any kind directed toward any associate, prospective associate or any other person having business dealings with the Company is also prohibited. The possession, use, manufacture, distribution, dispensing, sale, purchase or transfer of illegal drugs while on Company premises is prohibited. The consumption of alcoholic beverages on Company premises is permitted only at official Company sponsored events and, even in these circumstances, consumption to the point of intoxication is prohibited.

XV.     Immigration

Associates may not be present at any eFunds facility, be on eFunds business or perform any work in violation of the requirements of any applicable immigration visa or status or ask or permit others to do so. No false or misleading statements may be made in connection with any immigration-related applications.

XVI.     Environmental Laws

All eFunds operations shall comply at all times with all federal, state, and local laws, regulations and ordinances relating to the protection of the environment.

XVII.     Related eFunds Publications and Policies

Other eFunds publications and policies relate to matters described in this Ethics Policy and may provide more specific guidance as to appropriate conduct in a given situation. Associates are required to consult such publications and policies where appropriate.